AMENDED AND RESTATED
                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                       THE HILLMAN FOCUSED ADVANTAGE FUND

WHEREAS, the Hillman Capital Management Investment Trust, a statutory trust organized and existing under the laws of the State of Delaware (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS,  the  Trust is  authorized  to issue an  unlimited  number of shares of
beneficial  interest  (the  "Shares"),   in  separate  series  representing  the
interests in separate funds of securities and other assets; and

WHEREAS, the Trust offers a series of such Shares representing interests in The Hillman Focused Advantage Fund (the "Fund") of the Trust; and

WHEREAS, the Trust adopted a Plan of Distribution (the "Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Fund that became effective on December 29, 2000; and

WHEREAS, the Trust desires to amend and restate the Plan on the terms and conditions set forth herein; and

WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, the Trust hereby amends and restates this Plan in accordance with Rule 12b-1 under the 1940 Act, with respect to the Fund, on the following terms and conditions:

1. Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares of the Fund, which activities may include, but are not limited to, the following:

(a) payments to the Trust's distributor ("Distributor") and to securities dealers and others in respect of the sale of Shares of the Fund;

(b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Fund or who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing
         other   shareholder   liaison   services,   responding  to  shareholder
         inquiries, providing information on shareholder investments in the Shares of the Fund, and providing such other shareholder services as the Trust may reasonably request;
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(c)      formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine, and other mass media advertising;

(d)      preparation, printing, and distribution of sales literature;

(e) preparation, printing, and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;

(f)      holding   seminars   and  sales   meetings   designed  to  promote  the
         distribution of Shares of the Fund;

(g) obtaining information and providing explanations to wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;

(h)      training sales personnel regarding the Shares of the Fund; and

(i) obtaining such information, analyses, and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.       Maximum Expenditures.

(a) The expenditures to be made by the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed the following:

         (1) Class A. For the Class A Shares of the Fund, the Fund may pay an amount calculated at the rate of 0.25% per annum of the average daily net asset value of the Class A Shares of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the commencement of operations of the Class A Shares to the date of such expenditures.

         (2) Class B. For the Class B Shares of the Fund, the Fund may pay an amount calculated at the rate of 1.00% (0.25% for service fees and 0.75% for distribution fees) per annum of the average daily net asset value of the Class B Shares of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the commencement of operations of the Class B Shares to the date of such expenditures.

         (3) Class C. For the Class C Shares of the Fund, the Fund may pay an amount calculated at the rate of 1.00% (0.25% for service fees and 0.75% for distribution fees) per annum of the average daily net asset value of the Class C Shares of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the commencement of operations of the Class C Shares to the date of such expenditures.

         (4) No Load Shares. For the No Load Shares of the Fund, the Fund may pay an amount calculated at the rate of 0.25% per annum of

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

                  the average daily net asset value of the No Load Shares of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the inception of this Plan to the date of such expenditures.

         Notwithstanding the foregoing, in no event may such expenditures paid by the Fund as service fees with respect to any of the foregoing classes of Shares of the Fund (each a "Class" and collectively "Classes") exceed an amount calculated at the rate of 0.25% of the average annual net assets of the Fund or a particular Class, nor may such expenditures paid as service fees to any person who sells the Shares of the Fund exceed an amount calculated at the rate of 0.25% of the average annual net asset value of such shares. Payments for distribution and shareholder servicing activities may be made directly by the Trust or to other persons with which the Trust has entered into agreements related to this Plan.

(b) Only distribution expenditures properly attributable to the sale of a particular Class may be used to support the distribution fee charged to shareholders of such Class. Distribution expenses attributable to the sale of more than one Class will be allocated at least annually to each Class based upon the ratio that the sales of Shares of each Class bears to the sales of Shares of all applicable Classes.

3.       Term and Termination.

(a) This Plan shall be effective with respect to a Class on the date that the Class commences operations.

(b) Unless terminated as herein provided, this Plan shall continue in effect for one year from the inception date of the Plan and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non-Interested Trustees, cast at a meeting called for the purpose of voting on such approval; and

(c) This Plan may be terminated at any time with respect to a particular Class by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

4.       Amendments. No material amendment to this Plan shall be made unless:

(a) it is approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof; and

(b) if the proposed amendment will materially increase the maximum expenditures permitted by Section 2 hereof with respect to any Class, it is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6. Quarterly Reports. The Trust's Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

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

7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

8. Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term "Hillman Capital Management Investment Trust" means and refers to the Trustees from time to time serving in such capacity under the Trust Instrument of the Trust as filed with the Securities and Exchange Commission (the "Trust Instrument"). The execution of this Plan has been authorized by the Trustees (including, the Non-Interested Trustees), acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust Instrument.





This   Plan  is   effective   with   respect   to  the  Class  A  Shares  as  of
_________________, 2006; being the date the Class A Shares commenced operations.

This   Plan  is   effective   with   respect   to  the  Class  B  Shares  as  of
________________, 2006; being the date the Class B Shares commenced operations.

This   Plan  is   effective   with   respect   to  the  Class  C  Shares  as  of
_________________, 2006; being the date the Class C Shares commenced operations.

This Plan is effective with respect to the No Load Shares as of December 29, 2000; being the date the No Load Shares commenced operations.











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